Exhibit (a)(5)(i)

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This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the proposed offer (the “Offer”) for the shares of Portugal Telecom, SGPS, S.A. (“PT”), or otherwise. The Offer will be made solely by an offer document containing and setting out the terms and conditions of the Offer (the “Offer Document”) and the letter of transmittal and form of acceptance (the “Acceptance Forms”), which will contain details of how the Offer may be accepted. In the United States, Sonae, SGPS, S.A. (“Sonae”), and Sonaecom, SGPS, S.A. (“Sonaecom”), will be filing a Tender Offer Statement containing the Offer Document, the Acceptance Forms and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO (the “Tender Offer Statement”) and PT is expected to file a Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC after the Offer Document is made available to PT shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Sonae or Sonaecom and PT in connection with the Offer will be available from the date the Offer Document is made available to PT shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and the Acceptance Forms will be made available by Sonaecom or its duly designated agent to all PT shareholders at no charge to them. PT shareholders are strongly advised to read the Offer Document and the Acceptance Forms, and any other relevant documents filed with the SEC, as well as amendments and supplements to those documents because they will contain important information. PT shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

Unless otherwise determined by Sonae and/or Sonaecom and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities from or within Australia, Canada or Japan. Accordingly, unless otherwise determined by Sonae and/or Sonaecom and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

Notwithstanding the foregoing, Sonae and/or Sonaecom retains the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation. The availability of the Offer to persons not resident in Portugal or the United States may be affected by the laws of the relevant jurisdiction. Persons who are not resident in Portugal or the United States should inform themselves about and observe any applicable requirements.

The Offer will be made by Sonae and/or Sonaecom and (outside the United States) by Banco Santander de Negócios Portugal, S.A., on its or their behalf.

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SONAECOM, S.G.P.S., S.A.

Sociedade Aberta

Registered Office: Lugar do Espido, Via Norte, Maia

Tax number 502 028 351

Maia Commercial Registration Office number 502 028 351

Share Capital 366 246 868

ANNOUNCEMENT

Sonaecom, SGPS, S.A. hereby informs that the Board of Directors approved today a share capital increase of the company that is conditional upon the registration, launch and success of the General Tender Offer over the shares and convertible bonds of Portugal Telecom, SGPS, S.A. currently in place.

The terms of such capital increase are the following:

1.

The Board of Directors unanimously approved, in accordance with paragraph 3 of Article 5 of the Articles of Association, the share capital increase of the company from €366.246.868,00 to € 1.866.246.868,00, by new entries in cash of €1.500.000.000,00;

2.	The share capital increase will be made by means of the issue of 1.500.000.000 new ordinary bearer shares with the nominal value of €1,00 each;
3.

The shares to be issued in the share capital increase will be underwritten by those persons/entities who are the shareholders of the company as of the date of the success of the General Tender Offer mentioned above and that choose to exercise their legal pre-emption right;

4.

The shares to be issued in the share capital increase will be fully paid-up in cash, for the amount of €1,00 each by the date of registration of the share capital increase with the Commercial Registration Office.

Maia, 26 October 2006.

The Board of Directors,

SONAECOM, S.G.P.S., S.A.

Sociedade Aberta

Sede: Lugar do Espido, Via Norte, Maia

Pessoa Colectiva n° 502 028 351

Matriculada na Conservatória de Registo Comercial

da Maia sob o n° 502 028 351

Capital Social Euro 366 246 868

INFORMAÇÃO PRIVILEGIADA

Informa-se pelo presente comunicado que foi hoje deliberado em reunião do Conselho de Administração da sociedade aumentar o respectivo capital social, sob condição do registo, lançamento e sucesso da Oferta Pública de Aquisição das acções e das obrigações convertíveis da Portugal Telecom, SGPS, S.A. em curso.

A referida deliberação foi tomada nos termos que seguidamente se descrevem:

1.

O Conselho de Administração deliberou por unanimidade, nos termos do disposto no número três do artigo quinto dos estatutos da sociedade, aumentar o capital social de €366.246.868,00 para € 1.866.246.868,00, na modalidade de novas entradas em dinheiro, no valor de €1.500.000.000,00;

2.	O aumento de capital da sociedade será efectuado através da emissão de 1.500.000.000 novas acções ordinárias, ao portador e com o valor nominal de um euro cada uma;
3.

As acções a emitir no aumento do capital serão subscritas pelas pessoas que à data da verificação do sucesso da Oferta Pública de Aquisição acima referida sejam accionistas e exerçam o seu direito de preferência;

4.	As acções a emitir no aumento de capital serão realizadas ao valor nominal de €1,00, em dinheiro e até à data do respectivo registo na competente Conservatória do Registo Comercial.

Maia, 26 de Outubro de 2006.

O Conselho de Administração,